GLOBALOPTIONS GROUP, INC.

415 Madison Avenue, 17th Floor

New York, NY 10017

March 26, 2012

Jeffrey O. Nyweide, CFO and E.V.P. Corp. Dev.

GlobalOptions Group, Inc.

415 Madison Avenue

17th Floor

New York, NY 10017

Re:	Your Employment Agreement dated July 30, 2007, amended August 13, 2009, amended May 12, 2010, and amended December 12, 2010 (collectively the “Agreement”; capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Jeffrey:

With the Board of Directors providing instructions to management to begin the process of utilizing the Company’s public reporting aspects to examine possible mergers or acquisitions to enhance the value of its stock, the Company due to change of circumstances, desires that you now serve on a full time basis versus your present part time basis as Chief Financial Officer, Executive Vice President of Corporate Development, and Secretary, and to serve in such capacities through December 31, 2012 rather than July 31, 2012 as contemplated by the December 14, 2010 amendment. This letter (the “Amendment”) is to modify and clarify the Agreement, effective as of March 1, 2012.

1.          The parties hereby acknowledge that the current term of your employment was extended to July 31, 2012 by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination or amendment as contemplated therein. Accordingly, Section 1 is amended and restated as follows:

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“The Company agrees to continue your employment as Chief Financial Officer, Treasurer, Secretary, and Executive Vice President Corporate Development for the Company until December 31, 2012. As Chief Financial Officer, Treasurer, Secretary, and Executive Vice President Corporate Development of the Company, you shall report to the Chairman and shall have such responsibilities and perform such duties appropriate to such positions as the Chairman determines, including but not limited to: (i) assisting the Company in the development of its business plan, and financial forecasts; (ii) assisting the Company in developing its business strategy; (iii) assisting the Company in its investor relations, including but not limited to, establishing tools and procedures for evaluating the Company’s existing financing and tracking the Company’s performance; (iv) assisting the Company in examining possible mergers and/or acquisitions; and (v) assisting the Company in raising additional financing. You shall devote sufficient working time and efforts to the business of the Company, except that the Company agrees to and supports your continued participation in the activities set forth on Schedule A attached hereto (and said Schedule A, may be amended from time to time hereafter), provided those activities do not interfere with your responsibilities and your ability to perform your duties as set forth herein. The Company understands that your principal office shall continue to be located at PO Box 1426, Manchester Center, VT 05255 and you will not be required to spend more than ten (10) days per month in the City of New York to fulfill your obligations to the Company. Provided however, you shall telecommute from your principal office and/or other facilities of the Company to perform your expected duties to the Company. The term shall not automatically extend for an additional one year period at the end of the term, however, that the Company and you may amend this Agreement prior to the end of the term as they shall mutually agree in writing. The end of such term shall be the “Expiration Date”.”

2.          Section 2 is hereby amended and restated as follows:

“Salary: (a) Effective as of March 1, 2012, and for the remainder of the term (December 31, 2012), the Company shall pay you a base salary per month in the amount of $31,250, payable on the first of each month, in arrears and all other payments and Benefits provided for in the Agreement, including Section 4 hereof at a level equivalent to the level in effect on the date of the Letter Amendment dated May 12, 2010 (as it may be increased (but not decreased) in the discretion of the Compensation Committee, “Base Salary”). If the Company elects to extend the term beyond December 31, 2012, the Base Salary for part time shall be $20,000 per month and all Benefits shall continue.

(b) In addition to the Base Salary and Benefits, as an inducement for the Employee to remain in the employ of the Company, the Employee shall be eligible for a vested equity in the amount of 75,000 shares of stock options at a strike price of $3.05 per share (such price being no less than the “fair market value” for purposes of Section 409A of the Code (as defined below)) vesting six months from the date hereof with a five year term. Provided, however, if termination occurs prior to the vesting period without cause, the options shall vest on the termination date. The Company will permit cashless exercise of the stock options for the Employee. Notwithstanding anything contained in this Agreement, upon a termination of employment without Cause or for Good Reason (which Good Reason shall not include the Change of Control that may occur prior to March 31, 2012,) or as a result of death or Disability prior to the end of the term or any extension thereto, the Employee shall receive the Base Salary and continued Benefits pursuant to Section 4 of this Agreement through the end of the term. Provided, however, if the Company enters into an agreement to acquire or merge with or into an operating company (a “Sale”), and upon the closing date of such acquisition or merger (the “Closing Date”), your employment and the term of this Agreement shall terminate on the Closing Date and the Employee shall receive a severance payment equal to twelve (12) months of his part-time base salary ($15,000 per month) plus all Benefits under Section 4 and office space (equivalent to $1,500 per month for office space) with all cash payments for said twelve-month period to be paid in a lump sum within thirty (30) days of the date of termination. Provided, further, the severance payment shall be reduced by an amount equal to $15,000 times the number of completed months the Employee worked from March 1, 2012 to the date of termination due to an acquisition or merger. For clarity, if the Employee for example is terminated due to the Company entering into and closing an acquisition on July 31, 2012, and the Employee is terminated on the same date, his severance payment will be reduced by $75,000 ($15,000 x five months). Notwithstanding the foregoing, in the event that your employment is terminated without Cause or Good Reason and a Sale is consummated within the later of six months of the date of termination or the end of the term, the Employee shall be entitled to the enhanced severance as described above.3.          For the sake of clarity, the obligations under Section 12 of the Agreement shall end on the last day of the term.

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4.          In the event that it is ultimately determined that the payment of the amounts held in the rabbi trust or hereunder were made in violation of Section 409A of the Code, the Company shall pay or fully indemnify the Employee for all costs associated with such determination, including without limitation, any additional tax, interest or legal fees.

5.          Section 25 is amended and restated as follows:

“Professional Fees. The Company agrees to pay you in one lump sum personal accounting and legal fees relating to, and upon the execution of, the Amendment up to a maximum of $10,000.00 on an after tax basis.”

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby. This Amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this Amendment to the Agreement.

Sincerely,

/s/ Harvey Schiller
Harvey Schiller
Chairman & CEO

Agreed to:

Jeffrey O. Nyweide
Jeffrey O. Nyweide

Date: March 26, 2012

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